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                                                                EXHIBIT 99.15(d)


                                                        Form 1 - Preferred Class
                                              Investment Advisers - Full Service
[Date of Agreement]



[Name of Service Organization]
[Address]
[City, State, Zip]


RE:  FST PREFERRED CLASS OF FINANCIAL SQUARE MONEY MARKET PLUS FUND (THE "FUND")

Gentlemen:

The Fund is a series of Goldman Sachs Money Market Trust (the "Trust"), an open-end management investment company which currently has fifteen series or Funds. Shares of beneficial interest ("shares") of the Fund may be divided into four separate classes, including the FST Preferred Class.

You are an investment adviser (the "Service Organization") acting as nominee and record holder of shares of the FST Preferred Class for your customers, who are or may become the beneficial owners of such shares (the "Customers"). You are willing to perform, and the Trust wishes to compensate you for performing, certain account administration services with respect to the Customers (the "Services"). Accordingly, the Service Organization and the Trust agree as follows.

     1. The Trust hereby engages the Service Organization, and the Service Organization hereby agrees, to perform the following services: (a) act as or assist an entity as record holder and nominee of all shares of the FST Preferred Class beneficially owned by the Customers; (b) establish and maintain individual accounts and records with respect to shares of the FST Preferred Class owned by each Customer; (c) receive and transmit funds representing the purchase price or redemption proceeds of such shares.

     2. The Service Organization shall furnish such office space, equipment, facilities and personnel as is necessary to perform its duties hereunder. The Service Organization shall bear all costs incurred by it in performing such duties.

     3. For the administrative services provided and the expenses incurred by the Service Organization hereunder, the Trust on behalf of the Fund will pay to the Service Organization a monthly administration fee equal on an annual basis to .10 of 1% of the average daily net asset value of the shares of the FST Preferred Class of the Fund which are owned beneficially by Customers of the Service Organization during such period. However, if the total administration fees to be accrued by the Fund on any day with respect to FST Preferred Class shares of the Fund exceed the net income, exclusive of such administration fees, to be accrued by the Fund on such shares, the administration fee payable by the Fund to the Service Organization on such day will be reduced by an amount equal to the Service Organization's proportionate share of such excess, in order to avoid adversely affecting the net asset value per share.

     4.1 In performing its duties hereunder, the Service Organization will act in conformity with the then effective prospectus and statement of additional information of the FST Preferred Class, the Investment Company Act of 1940 (the "1940 Act") and all other applicable federal and state laws, regulations and rulings and the constitution, by-laws and rules of any applicable self-regulatory organization. The Service Organization will assume sole responsibility for its compliance with applicable federal and state laws and regulations, and shall rely exclusively upon its own determination, or that of its legal advisers, that the performance of its duties hereunder complies with such laws and regulations. Under no circumstances shall the Trust, Goldman, Sachs & Co. or any
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of their affiliates be held responsible or liable in any respect for any statements or representations made by them or their legal advisers to the Service Organization or any customer of the Service Organization concerning the applicability of any federal or state laws or regulations to the activities described herein. The Service Organization will perform its duties hereunder in a manner consistent with the customs and practices of other institutions that provide similar services.

     4.2 Representations and Warranties. The Service Organization represents, warrants and covenants to the Trust that

     (a) it is a corporation or partnership duly organized, validly existing, and in good standing under the laws of the state, province or country of its organization;

     (b) it is registered and in good standing, and will during the term of this Agreement remain in good standing, as an investment adviser with the United States Securities and Exchange Commission and with the securities commission of any state, territory, or possession of the United States or of any province of Canada and other jurisdictions in which such registration is required, and is in full compliance with the rules, regulations and policies (collectively, the "Rules") of the aforesaid commissions, particularly those Rules governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns;

     (c) its entering into and performing its obligations under this Agreement does not and will not violate (i) its charter, documents, or by-laws;
          (ii) any laws, rules or regulations (including Rule 206(4)-2 and rules of regulations or any self-regulatory organization) or (iii) any agreement to which it is a party; and

     (d) it will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the Trust, which requirement shall survive the term of this Agreement.

     4.3 The Service Organization agrees that the Trust shall have no responsibility or liability to review any purchase or redemption request which is presented by the Service Organization to determine whether such request is genuine or authorized by the Customer of the Service Organization. The Trust shall be entitled to rely conclusively on any purchase or redemption request communicated to it by the Service Organization, and shall have no liability whatsoever for any losses, claims or damages to or against the Service Organization or any Customer resulting from a failure of the Service Organization to transmit any such request, or from any errors contained in any request.

     5.1 The Service Organization hereby represents that the payment of any administration fee hereunder will (a) be fully disclosed by the Service Organization to its Customers, (b) be duly authorized by its Customers, and (c) not cause the aggregate fees paid by Customers to the Service Organization to be excessive.

     5.2 If a proposal concerning any related Administration Plan is submitted to shareholders for their approval, the Service Organization shall vote any shares held by it for its own account in the same proportion as the votes of those shares beneficially owned by its Customers.

     6.1 This Agreement shall continue in effect until June 30, and shall continue in effect from year to year thereafter only if it is approved annually by a vote of a majority of the Trustees of the Trust, including a majority of those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the related Administration Plan, this Agreement or any related agreements (the "Independent Trustees") cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, on not less than 60 days' notice to the Service Organization and without the payment
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of any penalty, by vote of a majority of the Independent Trustees or, with respect to the FST Preferred Class of the Fund, by vote of a majority of the outstanding voting securities of that class and of the Fund. This Agreement may also be terminated by the Service Organization at any time on 60 days' notice to the Trust and will terminate automatically in the event of its assignment. All material amendments to this Agreement must be in writing and must be approved by the Independent Trustees in the manner described above for continuing this Agreement. The terms "majority of the outstanding voting securities" and "assignment" shall have the meanings given to them in the 1940 Act. Any notice furnished hereunder shall be in writing and shall be mailed or delivered to the other party at its address set forth above.

     6.2 The Trust and the Service Organization each agree to hold each other, and each of the respective persons who control (within the meaning of the word "control" as defined in Section 2(a)(9) of the 1940 Act), the Trust or the Service Organization harmless from and against all claims, demands, proceedings, suits, and actions, and all liabilities, losses, expenses, and costs (including any legal fees and expenses) relating to either party's defense or any failure, for any reason, fraudulent or otherwise, by either party or their employees or customers, as the case may be, to comply with any obligations under this Agreement or any other agreement executed and delivered to either party in connection with the performance of the Services hereunder, except for any act or failure to act which is the result of gross negligence on the part of any such employee or customer of either party.

     7. The Service Organization should be deemed an independent contractor and not an agent of the Trust for all purposes hereunder and shall have no authority to act for or represent the Trust. In addition, no officer or employee of the Service Organization should be deemed to be an employee or agent of the Trust or Goldman Sachs Asset Management ("GSAM"), nor will be subject, in any respect, to the supervision of GSAM or any affiliate thereof. The Service Organization will not act as an "underwriter" or "distributor" or shares, as those terms variously are used in the 1940 Act, the Securities Act of 1933, and rules and regulations promulgated thereunder.

     8. The obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Trust and its assets. No class or Fund of the Trust shall be liable for the obligations of any other class or Fund hereunder.

     9. If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby. This Agreement shall be governed by the laws of New York
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(except with respect to paragraph 8, which will be governed by the laws of
Massachusetts) and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.

                                Very truly yours,

                                FINANCIAL SQUARE MONEY
                                MARKET PLUS FUND


                                By:  ____________________________________
                                             [Authorized Officer]



     ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN.

                                [NAME OF SERVICE ORGANIZATION]


                                By:  ____________________________________
                                             [Authorized Officer]